EXHIBIT 5.1

12531 HIGH BLUFF DRIVE SAN DIEGO, CALIFORNIA 92130-2040 TELEPHONE: 858.720.5100 FACSIMILE: 858.720.5125 WWW.MOFO.COM	morrison & foerster llp new york, san francisco, los angeles, palo alto, sacramento, san diego, denver, northern virginia, washington, d.c. tokyo, london, brussels, beijing, shanghai, hong kong

December 15, 2011

Pure Bioscience, Inc.
1725 Gillespie Way
El Cajon, CA 92020

Re:	Issuance and Sale of Shares of Common Stock of Pure Bioscience, Inc. in the Aggregate Amount not to Exceed $2,575,000

Ladies and Gentlemen:

We are acting as counsel to Pure Bioscience, Inc. a Delaware corporation (the “Company”) in connection with the issuance and sale of shares of the Company’s common stock, par value $0.01 (the “Common Stock”), in the aggregate amount not to exceed $2,575,000 (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-158555) (the “S-3 Registration Statement”) and a Registration Statement on Form S-3MEF to register additional shares, pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”), under the S-3 Registration Statement (the “S-3MEF Registration Statement”, and together with the S-3 Registration Statement, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) under the Act, the related prospectus included therein (the “Prospectus”) and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.           The Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statements, the Prospectus and the Prospectus Supplement, will be legally issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP